Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 29, 2019, with respect to the consolidated financial statements included in the Annual Report of Canterbury Park Holding Corporation on Form 10-K for the years ended December 31, 2018 and 2017. We hereby consent to the incorporation by reference of said report in the Registration Statements of Canterbury Park Holding Corporation on Form S-8 (File No. 333-224111, File No. 333-120377, File No. 333-97537, File No. 333-97533, File No. 333-34509, File No. 333-91591, File No. 333-150037, File No. 33-96582 and File No. 33-96580).

/s/ Wipfli LLP

Minneapolis, Minnesota
March 29, 2019